(d)(1)(iii)

May 13, 2013

ING Mutual Funds

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 13, 2013, we agree to waive the investment management fee payable to us under the Investment Management Agreement, dated May 7, 2013 between ING Investments, LLC and ING Mutual Funds (the “Agreement”). Such waiver will be in an amount equal to the investment management fees allocated to, and otherwise payable by, the Class P shares of ING Global Bond Fund, a series of ING Mutual Funds, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the investment management fee in this manner for the period from May 13, 2013 through March 1, 2014 (the “Waiver Period”).

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

Agreed and Accepted:

ING Mutual Funds

(on behalf of the Funds)

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC